UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2007

Lazard Ltd

(Exact name of registrant as specified in its charter)

Bermuda	001-32492	98-0437848
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton

Bermuda

HM 11

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-1422

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Fourth Supplemental Indenture

On June 21, 2007, Lazard Ltd’s subsidiary Lazard Group LLC (“Lazard Group”) completed its previously announced placement of $600 million aggregate principal amount of 6.85% senior notes due 2017. The notes were offered to investors in a private placement in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to non-U.S. investors in reliance on Regulation S under the Securities Act.

The notes were issued pursuant to a fourth supplemental indenture, dated June 21, 2007, between Lazard Group and The Bank of New York, as trustee, to an indenture, dated May 10, 2005, between Lazard Group and The Bank of New York, as trustee. The notes bear interest at the rate of 6.85% per year. Interest on the notes is payable on June 15 and December 15 of each year, beginning on December 15, 2007. The notes will mature on June 15, 2017. Lazard Group may, at its option, redeem some or all of the notes at any time by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption. In addition, holders of the notes may require Lazard Group to repurchase the notes upon the occurrence of a change of control triggering event. The notes are senior unsecured obligations of Lazard Group and rank equally with all of its other existing and future senior unsecured indebtedness. Neither Lazard Ltd nor any of Lazard Group’s subsidiaries will guarantee the notes. The indenture and fourth supplemental indenture contain certain covenants, events of default and other customary provisions.

The notes have not been registered under the Securities Act or any state securities laws and may not be sold by investors except in a transaction registered under, or exempt from, the registration provisions of the Securities Act and applicable state securities laws.

Registration Rights Agreement

Lazard Group also entered into a registration rights agreement with the initial purchasers of the notes pursuant to which Lazard Group has agreed to file with the Securities and Exchange Commission an exchange offer registration statement or, in certain circumstances, a shelf registration statement. In the event that Lazard Group fails to complete certain of its obligations under the registration rights agreement, it will pay additional interest to the holders of the notes.

Third Amendment to Revolving Credit Agreement

As previously disclosed, Lazard Group entered into a five year senior revolving credit facility with a group of lenders dated May 10, 2005, and amended on March 28, 2006 and May 17, 2006. On June 18, 2007, Lazard Group entered into a third amendment to the revolving credit agreement with the group of lenders that allowed Lazard Group to issue the notes described above.

The foregoing descriptions of the notes, indenture, fourth supplemental indenture, registration rights agreement and third amendment to the revolving credit agreement, are only a summary and are qualified in their entirety by reference to the full text of the indenture, fourth supplemental indenture, registration rights agreement and third amendment to the revolving credit agreement. Copies of the fourth supplemental indenture, registration rights agreement and third amendment to the revolving credit agreement are attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, a copy of the indenture is attached as Exhibit 10.32 to Lazard Ltd’s Quarterly Report (File No. 001-32492) on Form 10-Q filed on June 16, 2005, and each is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under “Fourth Supplemental Indenture” in Item 1.01 of this Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this Report on Form 8-K:

Exhibit	Description
4.1	Fourth Supplemental Indenture, dated as of June 21, 2007, between Lazard Group LLC and The Bank of New York, as trustee.

4.2	Registration Rights Agreement, dated as of June 21, 2007, among Lazard Group LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives for the Initial Purchasers.

10.1	Third Amendment, dated as of June 18, 2007, to the Senior Revolving Credit Agreement, dated as of May 10, 2005, among Lazard Group LLC, the Banks from time to time parties thereto, Citibank, N.A., The Bank of New York, New York Branch, JP Morgan Chase Bank, N.A. and JP Morgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD,

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Managing Director and General Counsel

Date: June 21, 2007

EXHIBIT INDEX

Exhibit	Description
4.1	Fourth Supplemental Indenture, dated as of June 21, 2007, between Lazard Group LLC and The Bank of New York, as trustee.

4.2	Registration Rights Agreement, dated as of June 21, 2007, among Lazard Group LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives for the Initial Purchasers.

10.1	Third Amendment, dated as of June 18, 2007, to the Senior Revolving Credit Agreement, dated as of May 10, 2005, among Lazard Group LLC, the Banks from time to time parties thereto, Citibank, N.A., The Bank of New York, New York Branch, JP Morgan Chase Bank, N.A. and JP Morgan Chase Bank, N.A., as Administrative Agent.